Exhibit 10.20

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION COPY

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

QSV OPERATIONS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into to be effective as of May 14, 2020 (the “Effective Date”) by and between the parties listed on the signature pages hereto and all other Members (if any). Capitalized terms used herein without definition have the meanings set forth in ARTICLE I of this Agreement.

WHEREAS, the Company was formed pursuant to the Act by filing the Certificate with the Delaware Secretary of State on June 18, 2018;

WHEREAS, the parties listed on the signature pages hereto entered into a Limited Liability Company Agreement on September 11, 2018 (the “Initial Agreement”) for the purposes and on the terms and conditions set forth in the Initial Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement which shall amend, restate and supersede in its entirety the Initial Agreement and govern their respective rights and obligations as Members of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and intending to be legally bound, the Members agree as follows:

ARTICLE I

DEFINED TERMS

The following capitalized terms shall have the meanings specified in this ARTICLE I.

“[***] Cell” has the meaning set forth in the JVA.

“[***] Validation” has the meaning set forth in the JVA.

“Act” shall mean the statutes governing the organization and operation of limited liability companies in the State of Delaware as amended from time to time.

“Additional Capital Contribution Notice” has the meaning set forth in Section 3.6.2.

“Additional Capital Contributions” has the meaning set forth in Section 3.6.2.

“Adjusted Book Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, with the following exceptions and adjustments:

(i) The initial Adjusted Book Value of any asset contributed to the Company by a Member shall be the fair market value of such asset (unreduced by liabilities secured by such asset) as determined by the contributing Member and the Board;

(ii) The Adjusted Book Values of all Company assets may be adjusted to equal their respective fair market values (unreduced by liabilities secured by such assets), as determined by the Board as of the following times: (a) the acquisition from the Company of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest if the Board determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iii) The Adjusted Book Value of any Company asset distributed to any Member shall be the fair market value of such asset (unreduced by liabilities secured by such asset) on the date of distribution;

(iv) The Adjusted Book Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 4.3.4 hereof; provided, however, that Adjusted Book Values shall not be adjusted pursuant to this subsection (iv) to the extent the Board determines that an adjustment pursuant to subsection (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv); and

(v) The Adjusted Book Value of each asset determined or adjusted pursuant to subsections (i), (ii) or (iv) above shall thereafter be adjusted by the Depreciation taken into account with respect to such asset in computing Profit or Loss.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i) the deficit shall be decreased by the amounts which the Member is obligated to restore pursuant to the terms of this Agreement, or is deemed obligated to restore pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) the deficit shall be increased by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to any Person, any other party now or in the future directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to an Entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. An Entity will cease to be an Affiliate effective upon the date such control relationship no longer exists.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Appraiser” has the meaning set forth in Section 6.2.5(b).

“Available Cash” means all cash funds of the Company on hand from time to time after (i) payment of all expenses of the Company as of such time, (ii) provision for payment of all outstanding and unpaid current obligations of the Company, and (iii) provision for adequate reserve as the Board shall determine to be reasonably necessary for the conduct of Company affairs.

“[***] Cell” has the meaning set forth in the JVA.

“[***] Validation” has the meaning set forth in the JVA.

“Bankruptcy” means, with respect to any Person: (a) the filing of an application by such Person for, or such Person’s consent to, the appointment of a trustee, receiver, or custodian of its assets; (b) the entry of an order for relief with respect to such Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of such Person unless the proceedings and the trustee, receiver or custodian appointed are dismissed within sixty (60) calendar days; or (e) the failure by such Person generally to pay such Person’s debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the bankruptcy court, or the admission in writing of such Person’s inability to pay its debts as they become due.

“Battery Cell” has the meaning set forth in JVA.

“Battery Cell IP” has the meaning set forth in JVA.

“BBA” has the meaning set forth in Section 8.8.2.

“Board” has the meaning set forth in Section 5.1.

“Book Value” means the book value of the Company’s assets, as reflected on the financial statements of the Company in accordance with IFRS.

“Book Value of the Interest” shall be the product of (A) the Percentage Interest of the Interest being purchased multiplied by (B) Book Value calculated as of the last day of the calendar month immediately preceding the month in which the applicable option is exercised, provided that, if there is any Other IP among the Company’s assets, such Other IP shall not be valued at its Book Value but at its Fair Market Value (calculated by applying the provisions of Section 6.2.5(a)-(c) mutatis mutandis).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in San Jose, California or Wolfsburg, Germany, or, in relation to any date for payment or purchase of euro, any TARGET Day.

“Business Plan” has the meaning set forth in Section 5.9.

“[***] Cell” has the meaning set forth in the JVA.

“[***] Validation” has the meaning set forth in the JVA.

“Call Right Exercise Deadline” has the meaning set forth in Section 6.2.4(b).

“Capital Account” means the account maintained by the Company for each Member in accordance with the following provisions:

(i) a Member’s Capital Account shall be credited with the Member’s Capital Contributions, the amount of any Company liabilities assumed by the Member (or which are secured by Company property distributed to the Member), the Member’s distributive share of Profit and any item in the nature of income or gain specially allocated to such Member pursuant to the provisions of ARTICLE IV (other than Section 4.3.3);

(ii) a Member’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Member, the amount of any liabilities of the Member assumed by the Company (or which are secured by property contributed by the Member to the Company), the Member’s distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Member pursuant to the provisions of ARTICLE IV (other than Section 4.3.3); and

(iii) If any Interest is Transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the Transferred Interest. If the Adjusted Book Value of Company property is adjusted pursuant to the definition of Adjusted Book Value, the Capital Account of each Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulations Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial fair market value of any property (other than money) contributed (or deemed contributed under Regulations Section 1.704-1(b)(2)(iv)(d)) to the Company with respect to the Interest held by such Member as of the time in question less any liabilities assumed by the Company in connection with such contribution(s).

“Certificate” means the Company’s certificate of formation as filed with the Secretary of State of Delaware, a copy of which is attached as Exhibit D, as the same may be amended or restated from time to time in accordance with the terms and conditions hereof.

“Change of Control” means: (i) the consummation of a merger, reorganization, consolidation or share transfer which results in the voting securities of QS outstanding immediately prior thereto or the voting securities issued with respect to the voting securities of QS outstanding immediately prior thereto representing immediately thereafter less than a majority of the combined voting power of the voting securities of QS or such surviving or acquiring entity outstanding immediately after such merger, reorganization, consolidation or share transfer; (ii) the closing of the sale, lease, transfer or other disposition of all or substantially all of the assets of QS and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of QS; or (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of QS’ securities), of QS’ securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of QS (or the surviving or acquiring entity); provided, however, that the sale of QS’ securities in a bona fide financing transaction for capital-raising purposes shall not constitute a “Change of Control”.

“Closing Date” has the meaning set forth in Section 6.2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company formed in accordance with this Agreement.

“Confidential Information” has the meaning set forth in Section 9.7.1.

“Contributing Member” has the meaning set forth in Section 3.6.3.

“Covered Person” has the meaning set forth in Section 5.17.1.

“Current Business Plan” means the five (5) year business plan of the Company which is effective as of the date hereof and attached hereto as Exhibit C.

“Deadlock Matter” has the meaning set forth in Section 5.5.3.

“Deadlock Notice” has the meaning set forth in Section 5.5.3.

“Depreciation” means, for each taxable year of the Company (or other period for which Depreciation must be computed), an amount equal to the depreciation, amortization or cost recovery deduction allowable with respect to the Company’s assets for such period; except that if the Adjusted Book Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of any such period, the Depreciation with respect to such asset shall be an amount which bears the same ratio to the beginning Adjusted Book Value of such asset as the federal income tax depreciation, amortization or cost recovery deduction allowable with respect to such asset for such period bears to such asset’s adjusted tax basis at the beginning of such period; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation shall be equal to the federal income tax depreciation, amortization and other cost recovery deduction which would be allowable if the federal income tax basis of the asset equaled its Adjusted Book Value.

“Disclosing Party” has the meaning set forth in Section 9.7.1.

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Entity” means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association or other form of organization.

“Excess Nonrecourse Deductions” means excess nonrecourse liabilities within the meaning of Regulations Section 1.752-3(a)(3).

“Fair Market Value” has the meaning set forth in Section 6.2.5(a).

“Fiscal Year” has the meaning set forth in Section 8.3.

“GAAP” means United States Generally Accepted Accounting Principles.

“German JV Entity” has the meaning set forth in the JVA.

“IFRS” means International Financial Reporting Standards as in effect from time to time, consistently applied.

“Initial Agreement” has the meaning set forth in the Preamble of this Agreement.

“Initial Capital Contributions” shall mean the initial cash contributions of each of the Members as set forth on Exhibit A.

“Interest” means, as to each Member, such Member’s interest and ownership in the Company, including, without limitation, a Member’s share, if any, of the Profits, Losses and the right to receive distributions from, the Company and, as applicable, the right to participate in the management of and vote on matters coming before the Company under the terms and provisions hereof.

“Interest Rate” means the floating rate for the accrual of annual interest equal to the prime rate of U.S. money center commercial banks as published in the Money Rates Section of The Wall Street Journal from time to time. The Interest Rate shall change on the date each change in the “Prime Rate” is announced by The Wall Street Journal. The Interest Rate shall not exceed the highest rate of interest that may be legally charged by the party collecting such interest.

“Interested Manager” has the meaning set forth in Section 5.8.

“Involuntary Transfer” means the occurrence of any one of the following events: (i) if any portion of a Member’s Interest is attached or taken in execution; (ii) the Bankruptcy of a Member; or (iii) if any portion of a Member’s Interest is made subject to a charging order.

“IP” has the meaning set forth in the JVA.

“JVA” means that certain Amended and Restated Joint Venture Agreement, by and between QS and VWGoA, among others, dated as of even date herewith.

“Loss” has the meaning set forth in the definition of “Profit”.

“Manager” has the meaning set forth in Section 5.1.

“Member” means each Person that is or becomes a party to this Agreement as of the date hereof or subsequently.

“Member Loan Nonrecourse Deductions” means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulations Section 1.704-2(i).

“Member Minimum Gain” has the meaning set forth in Section 4.3.9.

“Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704(b).

“Non-Contributing Member” has the meaning set forth in Section 3.6.3.

“Nonrecourse Deduction” shall have the meaning set forth in Regulations Section 1.704-2(b)(1).

“Notification” means a writing containing the information required by this Agreement to be communicated to any Person, as provided in Section 9.2 hereof, and “Written” and “Writing” shall be understood accordingly.

“Officer” has the meaning set forth in Section 5.13.

“Other IP” has the meaning set forth in the JVA.

“Percentage Interest” means, with respect to the Members, the amounts set forth for each Member under the column “Percentage Interest” on Exhibit A attached hereto.

“Permitted Transfer” means any Transfer of Interests: (i) by a Member to the Company or any other Member; (ii) to any Affiliate controlled by Volkswagen AG or QS, as applicable, (provided, however, that any event which severs such controlled Affiliate relationship shall be deemed to be a Transfer subject to the restrictions provided in this Agreement); provided, however, that in the case of any such Transfer, the Transferred Interests shall remain subject to the provisions of this Agreement in the hands of the Permitted Transferee, and all other relevant conditions of transfer set forth in ARTICLE VI shall have been satisfied.

“Permitted Transferee” means a Person holding Interests pursuant to a Permitted Transfer.

“Person” means any individual, Entity, or government or other agency or political subdivision thereof, and the successors and assigns of such Person.

“Phase 1 Trigger” has the meaning set forth in the JVA.

“Phase 1 Trigger Additional Capital Contribution” has the meaning set forth in Section 3.4.

“Phase 2 Amendments” has the meaning set forth in the JVA.

“Phase 2 JV Entity” has the meaning set forth in the JVA.

“[***] Capital Contributions” has the meaning set forth in Section 3.3.

“Procurement Contracts” has the meaning set forth in the JVA.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s net taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the Adjusted Book Value of the property disposed of, notwithstanding the fact that the Adjusted Book Value differs from the adjusted basis of the property for federal income tax purposes;

(v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the Depreciation of the asset;

(vi) if the Adjusted Book Value of any Company asset is adjusted pursuant to section (ii), (iii), or (iv) of the definition of Adjusted Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss; and

(vii) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss and each item of Company income, gain, loss and deduction shall be taken into account only once.

“Proposed Business Plan” has the meaning set forth in Section 5.9.

“QS” means QuantumScape Corporation, a Delaware corporation.

“QS Battery Cell(s)” has the meaning set forth in JVA.

“QS Manager” has the meaning set forth in Section 5.2.1.

“QS Member” means QS.

“QS Member Call Right Trigger” shall be deemed to have occurred if the Phase 1 Trigger is not completed by December 31, 2022, provided, however, that QS must reasonably consult with VW for at least ten (10) Business Days prior to exercising its rights pursuant to the QS Member Call Right Trigger.

“Recipient” has the meaning set forth in Section 9.7.1.

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Representative” has the meaning set forth in Section 9.7.3.

“Restricted VW Employee” has the meaning set forth in Section 5.16.2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Separator” has the meaning set forth in the JVA.

“Separator Development” has the meaning set forth in Section 5.16.2(a).

“Separator Procurement Contract” has the meaning set forth in the JVA.

“Shortfall Amount” has the meaning set forth in Section 3.6.3.

“Shortfall Loan” has the meaning set forth in Section 3.6.3.

“Shortfall Loan 90 Days Repayment Date” has the meaning set forth in Section 6.2.4(a).

“Shortfall Loan 180 Days Repayment Date” has the meaning set forth in Section 6.2.4(b).

“Solid State Separator” has the meaning set forth in the JVA.

“Tax Advance” has the meaning set forth in Section 4.2.2.

“Tax Matters Member” means the Person designated in Section 8.8.2 hereof as the “tax matters partner” as defined in Section 6231(a)(7) of the Code.

“Tax Proceedings” has the meaning set forth in Section 8.8.2.

“TARGET 2” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET 2 is open for the settlement of payments in euro.

“Transfer” means, when used as a noun, any direct or indirect sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, to sell, hypothecate, pledge, assign, attach or otherwise transfer.

“Triggering Event” means, with respect to any Member, the occurrence of any of the following events:

(a) the occurrence of an Involuntary Transfer relating to such Member;

(b) the occurrence of any other event that is, or that would cause, a Transfer of any Interest or any portion thereof in contravention of this Agreement by such Member; or

(c) a material breach of this Agreement or any of the Transaction Agreements by such Member (including, but not limited to the compliance provisions set forth in Section 8 of the JVA), provided that any such breach shall not constitute a Triggering Event in the event that the breaching Member cures such breach (with respect to a breach that is reasonably capable of being cured) within thirty (30) days after the breaching Member receives Written notice from the non-breaching Member detailing the nature of the breach and the conduct in need of cure.

“Transaction Agreements” has the meaning set forth in the JVA.

“Triggering Member” has the meaning set forth in Section 6.2.1.

“Units” means a means of evidencing and determining the Members’ Interests.

“VW Manager” has the meaning set forth in Section 5.2.1.

“VW Member” means Volkswagen Group of America Investments, LLC, a Delaware limited liability company.

“VW Member Put Right Trigger” shall mean the occurrence of any one of the following events:

(i) (a) [***] (provided, however, that; [***] (provided, however, that; [***];

(ii) (a) [***] (provided, however, that; [***] (provided, however, that; [***];

(iii) [***]; provided, however, that [***];

(iv) [***]; provided, however, that [***];

(v) [***]; or

(vi) [***].

For the avoidance of doubt, the rights of VWGoA and its Affiliates under Section 4.3 of the JVA shall survive the exercise of a VW Member Put Right Trigger under paragraphs (iv) and (vi).

“VWGoA” means Volkswagen Group of America, Inc., a New Jersey corporation.

“Written” has the meaning set forth in the definition of “Notification”.

“Writing” has the meaning set forth in the definition of “Notification”.

ARTICLE II

FORMATION AND NAME: OFFICE; PURPOSE; TERM

2.1 Organization. Pursuant to the Act, the Company was formed under the laws of the State of Delaware by filing the Certificate with the Secretary of State of the State of Delaware. The rights and liabilities of the Members will be determined pursuant to the Act and this Agreement.

2.2 Name of the Company. The name of the Company shall be “QSV Operations LLC”. The Company may do business under that name and under any other name or names that the Board select. If the Company does business under a name other than that set forth in the Certificate, then the Company shall file a trade name certificate as required by law.

2.3 Purpose. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity and exercise any powers permitted to be exercised by limited liability companies organized under the laws of the State of Delaware.

2.4 Principal Office; Registered Office; Registered Agent. The principal office of the Company shall be 1730 Technology Drive, San Jose, CA 95110, or such other address designated by the Board. The name of the registered agent of the Company in the State of Delaware shall be Corporation Service Company. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Board may change the Company’s principal office, registered office, and/or registered agent from time to time.

2.5 Term. The term of the Company shall continue indefinitely, unless its existence is sooner terminated pursuant to ARTICLE VII of this Agreement.

2.6 Members. The names, present mailing addresses and initial Capital Contributions of the Members are set forth on Exhibit A.

ARTICLE III

AUTHORIZED UNITS; CAPITAL CONTRIBUTIONS

3.1 Authorized Units. The Company is authorized to issue “Common Units”. The Board may increase or decrease the number of Units authorized by the Company.

3.2 Initial Capital Contributions. The Members have previously provided the Initial Capital Contributions to the Company in accordance with the provisions of the Initial Agreement.

3.3 Pre-Phase 1 Additional Capital Contributions. The Members agree that the Initial Capital Contributions may only be used by the Company for the purposes listed in Exhibit B. If [***] (the “[***] Capital Contributions”), then it may do. QS Member shall cause the Company to maintain books and records of all costs which are funded with the Pre-Phase 1 Additional Capital Contributions.

3.4 [***] Capital Contribution. If [***] occurs in accordance with the JVA, then, within five (5) Business Days following the occurrence of the [***], VW Member shall pay to QS Member an amount equal to the product of: (i) VW Member’s Percentage Interest; multiplied by (ii) the amount of the [***] Capital Contributions, if any (the “[***] Capital Contribution”). For the purposes of determining VW Member’s Capital Account and QS Member’s Capital Account, any [***] Capital Contribution shall be treated as an additional Capital Contribution by the VW Member and as a distribution to the QS Member.

3.5 Cessation of Capital Contributions if No Longer a Member. For the avoidance of doubt, if a Person ceases to be a Member, it shall have no further obligation to contribute any capital to the Company.

3.6 Additional Capital Contributions.

3.6.1 Except as set forth in Sections 3.2 through 3.4 and Section 3.6.2, no Member shall be required to make any additional Capital Contributions to the Company.

3.6.2 If after the [***], the Company requires funding in addition to the funding provided under Sections 3.2 through 3.4, the Board (if such additional funding is not contemplated in the then-current Business Plan) or any Manager (if such additional funding is in accordance with the then-current Business Plan) may require the Members to make additional Capital Contributions in an amount sufficient to fund such cash need (the “Additional Capital Contributions”) in proportion to their Percentage Interests by delivering a Written capital call request to the Members (the “Additional Capital Contribution Notice”). The Company shall deliver the Additional Capital Contribution Notice at least thirty (30) days prior to the required date for such contribution and each Member shall make the applicable Additional Capital Contribution to the Company within ten (10) Business Days after the receipt of the applicable Additional Capital Contribution Notice.

3.6.3 If a Member fails to contribute all or any portion of an Additional Capital Contribution required to be made by such Member (the “Non-Contributing Member”) under this Agreement within the time period specified in Section 3.6.2 above, the Manager(s) who are not affiliated with the Non-Contributing Member shall send Written notice to any Member which has contributed the full amount of all of its funding commitments under this ARTICLE III due and payable at the time (each, a “Contributing Member”) stating that the Non-Contributing Member is in default under this Section 3.6 and setting forth the amount of the Additional Capital Contribution not made by such Non-Contributing Member (the “Shortfall Amount”). The Contributing Member shall have the right (but not the obligation) to elect to either: (i) withdraw its share of the applicable requested Additional Capital Contribution in an amount up to the Shortfall Amount; or (ii) contribute all or any portion of the Shortfall Amount to the Company, which shall be treated as a loan by such Contributing Member to the Non-Contributing Member (each, a “Shortfall Loan”).

3.6.4 Upon the making of a Shortfall Loan by a Contributing Member to the Non-Contributing Member pursuant to Section 3.6.3, such Shortfall Loan shall: (i) be immediately due and eligible for repayment; (ii) bear interest until fully repaid at the lesser of: (A) the Interest Rate plus one hundred fifty (150) basis points per annum compounded monthly; or (B) the maximum interest rate permitted by law compounded monthly; (iii) be payable from all distributions by the Company during the term of such Shortfall Loan which otherwise would be made to the Non-Contributing Member until the Shortfall Loan is repaid in full; and (iv) be pre-payable by the Non-Contributing Member at any time, without premium or penalty. The Non-Contributing Member shall remain personally liable to the Contributing Member for such Shortfall Loan amounts, together with accrued interest thereon. All payments made to the Contributing Member hereunder on account of a Shortfall Loan shall be applied first to payment of any accrued interest due under any Shortfall Loan and then to principal until all amounts due thereunder are paid in full.

3.6.5 If any Shortfall Loan is not repaid in full within the applicable deadline, the Contributing Member may, at any time thereafter (provided that the Shortfall Loan has not then been repaid), elect to exercise the put or call rights, as the case may be, set forth in Section 6.2.4.

3.6.6 Power of Attorney. The Non-Contributing Member hereby appoints the Contributing Member as its attorney-in-fact for the purpose of executing any and all documents, including, without limitation, loan agreements, which the Contributing Member deems reasonably necessary to implement the rights and remedies enumerated in this Section 3.6. The Members expressly agree that the power of attorney granted herein is coupled with an interest, and to the extent permitted by applicable law, such power of attorney shall survive the death, adjudication of incompetency or insanity, withdrawal, removal or Bankruptcy of the Non-Contributing Member.

3.6.7 Other Remedies for Failure to Make Capital Contribution. The provisions of this Section 3.6 are in addition to any other rights and remedies of the Contributing Member and the Company against a Non-Contributing Member for a failure to make an Additional Capital Contribution under Section 3.6.2.

3.7 No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

3.8 Capital Accounts. An individual Capital Account shall be established and maintained by the Company for each Member in accordance with the applicable provisions of the Code and the Regulations as amended from time to time, including Regulations Section 1.704-1(b)(2)(iv).

3.9 Withdrawal of Capital Contributions. Except as otherwise expressly provided in this Agreement, no Member will be entitled to demand or receive a return or repayment of any Capital Contributions or otherwise withdraw from the Company. For the avoidance of doubt, this shall not apply to members distributions which shall be decided on by the Board.

3.10 Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Board and such Member agree in Writing, it being understood that the Members shall have no obligation to make any such loans.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

4.1 Allocations of Profit or Loss. Subject to the provisions of Section 4.3, for each taxable year or other relevant period, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such taxable year or other relevant period and all special allocations pursuant to Section 4.3 for such taxable year or other relevant period, all Profits and Losses shall be allocated to the Members’ Capital Accounts in a manner such that, as of the end of such taxable year or other relevant period, the Capital Account of each Member (which may have either a positive or negative balance) shall equal, as nearly as possible: (a) the amount of distributions that would be received by each such Member if the Company were liquidated and all of its assets were sold for their Adjusted Book Values, taking into account any adjustments thereto for such period, all liabilities of the Company were satisfied in full in cash according to their terms (limited for each nonrecourse liability to the Adjusted Book Value of the assets securing such liability), and all remaining amounts (after satisfaction of such liabilities) were distributed in full pursuant to Section 4.2; minus (b) the sum of such Member’s share of Minimum Gain and Member Minimum Gain and the amount, if any, such Member is obligated to contribute to the capital of the Company as of the last day of such taxable year or other relevant period.

4.2 Distributions.

4.2.1 Subject to applicable law and any limitations in this Agreement, the Company may from time to time, as approved by the Board, distribute Available Cash or other Company assets to the Members in proportion to their Percentage Interests.

4.2.2 To the extent that the Board reasonably determines that the Company is required by law to deduct or withhold any amount for or on account of any tax with respect to allocations or distributions to any Member, or to make tax payments on behalf of or with respect to any Member (in any such case, a “Tax Advance”), the Board is authorized to cause the Company to pay such amount to the applicable taxing authority as so required. Any Tax Advance made on behalf of or with respect to a Member that is withheld from a distribution shall be treated as distributed to such Member. Any other Tax Advance shall be deemed to be a recourse loan by the Company to such Member. Any such loan shall bear interest from the date of the Tax Advance until repaid to the Company at an interest rate equal to 5% per annum and shall be paid upon the sooner of: (a) demand by the Company; or (b) by reducing the amount of any distributions that would otherwise have been made to such Member, and any amount so deducted shall be treated as distributed to the Member. If the proceeds to the Company from an investment are reduced on account of taxes withheld by any other Person (such as an entity in which the Company owns an interest, directly or indirectly), and such taxes are imposed on or otherwise are attributable to one or more of the Members, then the amount of the reduction shall be treated as if it were paid by the Company as a Tax Advance with respect to the relevant Member. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including any liability for taxes, penalties, additions to tax or interest) with respect to any Tax Advances due from the Company on behalf of or with respect to such Member.

4.3 Regulatory Allocations and Special Allocations.

4.3.1 Qualified Income Offset. No Member shall be allocated Losses or deductions if the allocation: (i) causes a Member to have an Adjusted Capital Account Deficit, or (ii) increases a Member’s Adjusted Capital Account Deficit. If, notwithstanding the provisions of the preceding sentence, a Member receives an allocation of Loss or deduction (or item thereof), or any distribution, which: (i) causes the Member to have an Adjusted Capital Account Deficit; or (ii) increases a Member’s Adjusted Capital Account Deficit, at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Member before any other allocation is made of Company items for that taxable year, in the amount and proportion required to eliminate the deficit as quickly as possible. This Section 4.3.1 is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).

4.3.2 Minimum Gain Chargeback. Except as set forth in Regulations Section 1.704-2(f)(2) through (5), if, during any fiscal year, there is a net decrease in Minimum Gain, each Member, prior to any other allocation pursuant to this ARTICLE IV, shall be specially allocated items of gross income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to that Member’s share of the net decrease of Minimum Gain, computed in accordance with Regulations Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.3.2 shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the fiscal year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.3.2 shall constitute a “minimum gain chargeback” under Regulations Section 1.704-2(f).

4.3.3 Contributed Property and Book-ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulations Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its initial Adjusted Book Value (computed in accordance with the definition of Adjusted Book Value). In the event the Adjusted Book Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Adjusted Book Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Adjusted Book Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

4.3.4 Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that section of the Regulations.

4.3.5 Nonrecourse Deductions. Nonrecourse Deductions for a fiscal year or other period shall be specially allocated among the Members in proportion to their Percentage Interests.

4.3.6 Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(b).

4.3.7 Guaranteed Payments. To the extent any compensation paid to any Member by the Company, including any fees payable to any Member pursuant to this Agreement, is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in the Person’s capacity as a Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.

4.3.8 Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, local or foreign tax law shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.

4.3.9 Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Member Minimum Gain attributable to a Member nonrecourse loan during any fiscal year of the Company, each Member who has a share of the Member Minimum Gain, determined in accordance with Regulation 1.704-2(i)(5), shall be specially allocated items of gross income and gain for such year (and, if necessary, subsequent years) in accordance with the provisions of Regulation 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulation 1.704-2(i)(4) and 1.704-2(j)(2). “Member Minimum Gain” has the meaning ascribed to “partner minimum gain” as set forth in Regulation 1.704-2(i)(3). This Section 4.3.9 is intended to comply with the minimum gain chargeback required in Regulation 1.704-2(i)(4) and shall be interpreted consistently therewith.

4.3.10 Excess Nonrecourse Deductions. Excess Nonrecourse Deductions for a fiscal year or other period shall be specially allocated among the Members in proportion to their Percentage Interests.

4.4 General.

4.4.1 If any assets of the Company are distributed in kind to the Members, those assets shall be valued on the basis of their fair market value, and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Members so entitled. The fair market value of the assets shall be determined by the Board. The gain or loss for each unsold asset shall be determined as if the asset had been sold at its fair market value. All such gains and losses shall be taken into account in determining the Profit or Loss for such period.

4.4.2 All Profit and Loss shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the fiscal year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s fiscal year is separated into segments, if there is a Transfer during the fiscal year, the Profit and Loss shall be allocated between the original Member and the successor on the basis of the number of days each was a Member during the fiscal year; provided, however, in the event of such a Transfer the Company’s fiscal year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to any extraordinary nonrecurring items of the Company.

ARTICLE V

MANAGEMENT: RIGHTS, POWERS, AND DUTIES; MEMBERS

5.1 Board. The management and control of the Company and its business and affairs, and the power to act for and to bind the Company, will be vested exclusively in a board of managers (the “Board”), which shall be comprised of four (4) natural Persons (each such Person, a “Manager”). The Board will be authorized, without the concurrence, agreement or confirmation of the Members, to exercise all such powers of the Company and to do all such lawful acts and things that are not by law, the Certificate or this Agreement required to be exercised, done or approved by the Members.

5.2 Appointment and Replacement of Managers.

5.2.1 Each Member shall be entitled to appoint two (2) Managers to the Board (each Manager who QS Member has the right to appoint, a “QS Manager”, and each Manager who VW Member has the right to appoint, a “VW Manager”). The initial Managers shall be: (i) Mike McCarthy and Howard Lukens, as the QS Managers; and (ii) Axel Heinrich and Jens Wiese, as the VW Managers.

5.2.2 VW Member may, without the approval or consent of any other Member, remove and replace any VW Manager. QS Member may, without the approval or consent of any other Member, remove and replace any QS Manager.

Any appointment, removal or replacement of a Manager shall be addressed by the acting Member in Writing to all of the other Members and become effective upon receipt by the last of the other Members.

Each Manager shall have the right to resign as a Manager at any time upon Written notice to the Members, such resignation to take effect upon the giving of the required notice or at such later time as shall be specified in the notice and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. If any VW Manager ceases to serve as a Manager for any reason, then VW Member will have the right to appoint, without the approval or consent of QS Member, a successor to such VW Manager. If any QS Manager ceases to serve as a Manager for any reason, then QS Member will have the right to appoint, without the approval or consent of VW Member, a successor to such QS Manager.

5.3 Meetings. Regular meetings of the Board shall be held at least on a quarterly basis at such date, time and place as determined by the Board upon at least ten (10) Business Days’ Written notice to each of the Managers. Additional meetings of the Board may be called by two or more Managers upon at least ten (10) Business Days’ Written notice to each of the Managers. A notice shall specify the agenda of any meeting and shall include reasonably detailed supporting materials for the Managers to consider the items which are included on such agenda. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to the commencement of the meeting (in case no proper notice has been given of such meeting) or the commencement of the agenda item (in case no proper notice has been given of such agenda item), as applicable, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting. The Board may elect a chairman of the Board, who, if elected, shall preside over all meetings of the Board.

5.4 Waiver of Notice. Whenever any notice is required to be given by law or under the provisions of this Agreement, a waiver thereof in Writing, signed by the Person or Persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a Person at a meeting will constitute a waiver of notice of such meeting, except in relation to such subject matters for which the Person expressly objects to the transaction of any business because the meeting is not lawfully called or convened.

5.5 Quorum; Voting; Deadlock.

5.5.1 At all meetings of the Board, a majority of the members of the Board will constitute a quorum for the transaction of business. Except as otherwise expressly provided in this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum will be the act of the Board, provided that at least one (1) QS Manager and at least one (1) VW Manager have consented to such act. If a quorum is not present at any meeting of the Board, the Managers present thereat may adjourn the meeting from time to time to another place, time or date, without notice other than announcement at the meeting, until a quorum is present. Each Manager shall have one vote. Notwithstanding the foregoing, the VW Managers, voting together, in consultation with (but not subject to the approval of) the QS Managers, shall have the right to appoint a nationally recognized accounting firm to prepare all audited financial statements and to review tax returns required to be filed by the Company.

5.5.2 A Manager entitled to vote at any meeting of the Board may authorize another natural person, including another Manager, to act in his or her place by proxy; provided, that notice and evidence of such proxy must be delivered to the Company or its counsel in advance of any Board meeting or action in order for such proxy to be effective. For the avoidance of doubt: (a) any natural person authorized by proxy to act in the place of a Manager shall be deemed to be in full attendance on behalf of himself or herself as well as on behalf of the proxy-giving Manager at all meetings, and in connection with all votes or actions during which such natural person in possession of such proxy is present or participating; and (b) if such natural person is also a Manager, then both the vote conveyed by such proxy and the vote of the natural person possessing such proxy who is a Manager, shall be counted together, and they shall constitute two full votes by two Managers. Without limiting any of the foregoing or any other provision of this Agreement, a vote made via a proxy shall count: (i) toward a vote of the Board; and (ii) for any other purpose or reason under this Agreement.

5.5.3 A “Deadlock Matter” shall be deemed to occur with respect to any matter if: (A) the affirmative vote by a majority of the Board or Members, respectively, is required for the approval of such matter; (B) such matter is properly presented for approval by the Board or Members, as the case may be, in accordance with the terms and conditions of this Agreement; and (C) such matter is not approved by the Board or Members, as the case may be, in which case the Deadlock Matter shall be deemed to occur as of the date that such matter is not approved by the Board or Members, as the case may be. Following the occurrence of a Deadlock Matter, the two (2) Managers or Member who proposed to approve the Deadlock Matter may request that the Deadlock Matter be submitted for resolution in accordance with this Section 5.5.3 by delivering a Written request to both Members within thirty (30) days following the occurrence of the Deadlock Matter (a “Deadlock Notice”). Following the delivery of a Deadlock Notice, the Members shall use their best efforts to resolve such Deadlock Matter. If a Deadlock Matter cannot be resolved within thirty (30) days from receipt of a Deadlock Notice, then the Deadlock Matter shall be escalated to senior executives of QS (on behalf of QS Member) and VWGoA (on behalf of VW Member) who have authority to resolve the Deadlock Matter and who are at a higher level of management than each Member’s designated Managers, who shall attempt in good faith to promptly resolve the Deadlock Matter. If such senior executives cannot resolve the Deadlock Matter after an additional thirty (30) days of negotiations, then the two (2) Managers or Member, as the case may be, who voted in favor of the proposed action shall have the right to submit such Deadlock Matter for mediation administered by JAMS, or its successor, to be conducted in Washington, D.C. The Members will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The Members agree that they will participate in the mediation in good faith and that they will share equally in its costs. If the Deadlock Matter cannot be resolved through the above-referenced resolution process, then no further action shall be taken on such proposed action unless and until it is resolved by the Board or Members, as the case may be.

5.6 Participation in Meetings by Telephone or Video Conference. Members of the Board or any committee designated by the Board will be entitled to participate in any meeting of the Board or any such committee, as the case may be, through telephonic, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

5.7 Action by Consent. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting, if consented to in Writing by Managers possessing the authority to approve such action if a vote to approve such action had instead been taken at a meeting of the Board, in which event a copy of such consent shall promptly be given to all Managers and the Writing or Writings or electronic transmission or transmissions shall be filed with the minutes or proceedings of the Board or committee.

5.8 Affiliated Transactions. To the extent a Manager in any way, directly or indirectly (including by virtue of the Member who designated the Manager and/or any Affiliate(s) of such Member having an interest), has an interest in any action to be taken, or not to be taken, by the Company and/or any of its subsidiaries, in particular in any contract or transaction with the Company and/or any of its subsidiaries (including any amendment, modification or termination thereof and/or any waiver of rights thereunder) (in each such case, an “Interested Manager”): (a) such Interested Manager must disclose in Writing the nature and extent of such Interested Manager’s interest to the Board; and (b) such action must be approved unanimously by the Managers other than the Interested Managers or any proxy of any Interested Manager; provided, that for purposes of such unanimous approval, notwithstanding the provisions of Section 5.5.1, there shall be no quorum requirement. Transactions between the Company or a wholly-owned subsidiary of the Company, on the one hand, and a wholly-owned subsidiary of the Company, on the other hand, shall not be subject to this Section 5.8.

5.9 Business Plan. The Members have adopted the Current Business Plan. Prior to November 1st of each Fiscal Year, the authorized Officers or other representatives of the Company who the Board designates with such authority and responsibility shall submit to the Board a proposed annual business plan for the following five (5) Fiscal Years, which will include a proposed annual budget and detailed annual business plan each for the immediately following Fiscal Year (each, a “Proposed Business Plan”). Not later than thirty (30) days after the submission of the Proposed Business Plan to the Board, the Board shall meet to commence consideration of such Proposed Business Plan; provided that such approval shall not be unreasonably withheld, delayed or conditioned (each approved business plan, the “Business Plan”). The Board shall direct the Officers or other authorized representatives of the Company to use their reasonable best efforts to operate the Company in material compliance with the then-current Business Plan, subject to the oversight and direction of the Board, including any specific approval rights of the Board. Until the Board adopts a Business Plan for an applicable Fiscal Year, the portion of the prior year’s Business Plan that covers such Fiscal Year shall control; provided, however, if the Board is unable to approve a new Business Plan within eighteen months of the approval of the last Business Plan then either Member can treat such failure as a Deadlock Matter.

5.10 Committees.

(a) The Board may designate one or more committees, each such committee to consist of two or more Managers, and each committee will have such lawfully delegable powers and duties as the Board may confer. Each committee of the Board will serve at the pleasure of the Board or as may be specified in any resolution from time to time adopted by the Board.

(b) Except as otherwise provided by law or otherwise in this Agreement, and only within the scope of the authority and duties delegated to such committee, any committee of the Board will have and may exercise all the powers and authority of the Board in the direction of the management of the business and affairs of the Company. Any such committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board. Unless otherwise prescribed by the Board, a majority of the members of any committee of the Board will constitute a quorum for the transaction of business. The act of a majority of the committee members present at a meeting at which there is a quorum will be the act of such committee, provided that at least one (1) QS Manager and at least one (1) VW Manager have consented to such act. Each committee of the Board may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a Written record of all actions taken by it; provided, however, that any committee meeting will require at least two days’ prior notice to each committee member by whom such notice is not waived.

5.11 Reliance upon Books, Reports and Records. The Board and any Officer of the Company will, in the performance of their respective duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by its Members, Officers or employees, or by any other Person, as to matters the Board or any such Officer reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

5.12 Fiduciary Duties. Each Member agrees that, to the fullest extent permitted by the Act (including, without limitation, Section 18-1101 of the Act, or any successor provision under Delaware law) and other applicable laws, no Manager, Officer, or Member shall have any duties or obligations to the Company, any Member, Manager, Officer or any other Person except as expressly set forth below. Furthermore, each of the Members and the Company hereby waives any fiduciary duties that, absent such waiver, may be implied by applicable law to any Manager, Officer or Member or any of their respective Affiliates, and in doing so, acknowledges and agrees that the duties and obligations of the Board to the Company and the other Members are only as expressly set forth in this Agreement.

5.13 Appointment of Officers. The Board may appoint officers (each, an “Officer”) and other third parties to undertake certain of its authorities and responsibilities for day-to-day operation of the business and affairs of the Company and grant such Officers and other third parties such responsibilities and duties, as it may deem necessary or appropriate to effectuate the provisions of this Agreement and to conduct the day-to-day business and affairs of the Company. Any Officer selected or appointed by the Board may be removed at any time, with or without cause, by the Board. Any number of offices may be held by the same person and two or more persons may hold the same office.

5.14 Limitations on Authority.

5.14.1 General Limitation. None of the Managers or Officers shall do any act in contravention of this Agreement, or possess Company property, in their capacity as Officer or Manager, or assign rights in Company property other than for Company purposes.

5.14.2 Matters Requiring Approval of the Board. Notwithstanding anything to the contrary contained herein, the Managers and the Officers shall not, without the affirmative vote of a majority of the Board, take any of the following actions:

(a) on behalf of the Company, incur any indebtedness for borrowed money or assume, guarantee or endorse other responsibility for the obligations of any other Person;

(b) adopt, amend or repeal any equity incentive plan at the level of the Company, or grant, amend, repeal or repurchase any right under any such equity incentive plan;

(c) adopt a Business Plan or make any change to the then-current Business Plan;

(d) approve any capital expenditure, capital addition or capital improvement;

(e) declare, at the level of the Company, any distributions of any kind;

(f) enter into, amend or terminate any agreement or transaction between the Company, on the one hand, and any Member or any Affiliate or Representative of a Member or any Representative of any Affiliate of a Member, on the other hand, including without limitation, any compensation to be paid by the Company to any of the foregoing;

(g) take the following actions on behalf of the Company: (i) waive the Company’s rights; (ii) elect not to pursue any of the Company’s rights and/or remedies; or (iii) settle or fail to initiate any dispute, in each case against any Member or Affiliate or Representative of a Member or any Representative of any Affiliate of a Member under any signed agreement between the Company and any of the foregoing;

(h) make determinations with respect to Company executive compensation (including salary, bonus, and participation in, or the terms of, any equity incentive plan and repurchase of any rights granted thereunder) and contracts with respect thereto and the hiring and firing of Company executives;

(i) engage in any transaction or matter not contemplated by the Business Plan;

(j) adopt fundamental policies regarding limited liability company governance, conflicts of interest and ethical standards, and environmental and other legal compliance;

(k) form, or make any changes to the capital structure of, any subsidiary of the Company;

(l) make political contributions of any kind by the Company;

(m) surrender important rights, entitlements or economic interests of the Company related to any matters, including, but not limited to, settlement of material disputes with the government or private parties;

(n) grant loans by the Company to any Person, or defer payments owed to the Company by any Person;

(o) purchase, sell, mortgage or lease of real property by the Company;

(p) enter into any contract or agreement of the Company relating to acquisition, disposition or provision of goods or services with a duration in excess of 1 year or with a value or aggregate consideration of $50,000 or more;

(q) make any material changes in coverage or coverage limits of the Company’s insurance plans;

(r) provide any approval of the Company which is required in connection with the acceptance by an officer, director, or employee of the Company of a position as an officer, director, or employee of any other Entity which could reasonably result in a conflict with the Company;

(s) delegate any general or special powers of attorney granting authority to any Person outside the ordinary course of the Company’s business;

(t) make material changes to the reporting or organizational structure of the Company;

(u) approve annual financial statements of the Company, including the Company’s balance sheet, profit and loss statement, source and application of funds statement, utilization of profit plan, outside auditor’s report, or outside auditor’s recommendations to the Company’s management;

(v) take any of the foregoing actions for, on behalf of or in relation to any direct or indirect subsidiary of the Company;

(w) enter into any agreement, whether oral or written, by the Company or any of its direct or indirect subsidiaries to do any of the foregoing; or

(x) any other action that explicitly requires the approval of the Board pursuant to this Agreement.

Notwithstanding anything herein to the contrary, any decision by the Board to enforce, exercise or waive any rights or remedies of the Company or any of its direct or indirect subsidiaries in connection with a breach or alleged breach by the counterparty under any agreement or transaction between the Company or any subsidiary thereof, on the one hand, and any Member or Affiliate or Representative of a Member or any Representative of any Affiliate of a Member, on the other hand, shall be determined solely by the Manager(s) who is or, as the case may be, are not Interested Managers.

In the event that any transaction or matter described in this Section 5.14.2 is contemplated in the then-current Business Plan, separate Board approval of such transaction or matter shall not be required.

5.14.3 Matters Requiring Approval of the Members. Notwithstanding anything to the contrary contained herein, the Managers and the Officers shall not, without the affirmative vote of a majority of the Members, take any of the following actions:

(a) the issuance of: (i) any Units; (ii) any rights, options or warrants to purchase any Units; (iii) any securities of any type whatsoever that are, or by their terms may become, convertible into or exchangeable for any Unit; or (iv) any other ownership interests in or equity securities of the Company, other than the issuance of any Units pursuant to an equity incentive plan that has been approved by the Board;

(b) the amendment, restatement or modification of the Certificate or this Agreement;

(c) the acquisition or disposition of any assets outside the ordinary course of business by the Company;

(d) enter into any merger, consolidation, share exchange, restructuring, recapitalization or reorganization or other business combination or change of control transaction involving the Company or the sale of any material portion of the assets of the Company in a transaction or series of related transactions;

(e) materially change the business of the Company;

(f) the commencement of a voluntary proceeding seeking reorganization or other relief with respect to the Company under any bankruptcy or other similar law or seeking the appointment of a trustee, receiver, custodian or other similar official of the Company or any substantial part of its property, or the making by the Company of a general assignment for the benefit of creditors;

(g) any dissolution or liquidation of the Company;

(h) redeeming, purchasing or otherwise acquiring any outstanding Units, other than as expressly contemplated by this Agreement or the repurchase of any Units pursuant to the exercise of repurchase rights under an applicable equity incentive plan which has been approved by the Board;

(i) take any of the foregoing actions for, on behalf of or in relation to any direct or indirect subsidiary of the Company;

(j) enter into any agreement, whether oral or written, by the Company or any of its direct or indirect subsidiaries to do any of the foregoing; or

(k) any other action that explicitly requires the approval of a majority of the Members pursuant to this Agreement.

5.15 Members.

5.15.1 Admission of New Members.

(a) New Members may be admitted from time to time: (i) in connection with an issuance of Interests by the Company; and (ii) in connection with a Transfer of Interests, subject to compliance with the provisions of ARTICLE VI, and in either case, following compliance with the provisions of Section 5.15.1(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of an Interest, such Person shall have executed and delivered to the Company a counterpart to this Agreement pursuant to which such Person shall agree to be bound by the provisions of this Agreement and all other agreements required at such time by the Board. Upon the amendment of Exhibit A by the Board and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Interest, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Interest. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.8.

5.15.2 The Members shall not have any voting rights, except with respect to those matters specifically reserved for a Member vote which are set forth in this Agreement or as required by law.

5.15.3 No annual or regular meetings of the Members are required to be held; however, if such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act; provided, that Sections 5.4, 5.6 and 5.7 shall apply mutatis mutandis to any such meeting.

5.15.4 The Members shall have no power to participate in the management of the Company in their capacity as Members, except as expressly authorized by this Agreement or the Act. No Member, acting solely in the capacity of a Member, shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose. Except as expressly set forth in this Agreement or required by law, no Member, solely by reason of being a Member, shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

5.16 Duties of Parties.

5.16.1 Devotion of Time. Each Manager shall devote such time to the business and affairs of the Company as is reasonably necessary to carry out the Manager’s duties set forth in this Agreement and shall be reasonably available on an as-needed and non-exclusive basis for providing overall supervision of the Company’s business.

5.16.2 [***].

(a) [***].

(b) [***].

(c) [***].

5.17 Exculpation; Limitation of Liability; Indemnification; Insurance.

5.17.1 Exculpation. Unless otherwise set forth in an agreement between any applicable Person and the Company, no: (a) Member, Manager or Officer; (b) Affiliate of any of the aforementioned under (a); or (c) Representative of any of the aforementioned under (a) or (b) (each, a “Covered Person”), shall be liable to the Company or to any (other) Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs, provided that such act or omission: (i) was taken in good faith, was reasonably believed by such Covered Person to be in the best interests of the Company and was within the scope of authority granted to such Covered Person; (ii) was not attributable to such Covered Person’s fraud, gross negligence, bad faith, or willful misconduct; and (iii) was not otherwise a breach of such Covered Person’s obligations or fiduciary duties under this Agreement, any other Transaction Agreement, or any other agreement with the Company. The Representatives and Affiliates, including their Representatives, of a Member shall not be personally liable for the performance of any such Member’s obligations of this Agreement.

5.17.2 Limitation of Liability. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

5.17.3 Indemnification.

(a) The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Covered Person from and against any losses, claims, demands, liabilities, costs, damages, expenses and causes of action to which such Covered Person may become subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Covered Person in connection with this Agreement or the Company’s business or affairs, provided that such act or omission: (i) was taken in good faith, was reasonably believed by such Covered Person to be in the best interest of the Company and was within the scope of authority granted to such Covered Person; (ii) was not attributable to such Covered Person’s fraud, gross negligence, bad faith, or willful misconduct; and (iii) was not otherwise a breach of such Covered Person’s obligations or fiduciary duties under this Agreement or any other agreement with the Company. Any indemnity under this Section 5.17.3 shall be paid solely out of and to the extent of the Company’s assets and shall not be a personal obligation of any Member, and in no event will any Member be required, or permitted to contribute additional capital to the Company to enable the Company to satisfy any obligation under this Section 5.17.3.

(b) To the maximum extent permitted by applicable law, expenses (including reasonable legal fees) incurred by any Covered Person in such Covered Person’s capacity as such in defending any claim, demand, action, suit, or proceeding arising out of or incidental to any act performed or omitted to be performed by any such Covered Person in connection with this Agreement or the Company’s business or affairs (other than one brought by or on behalf of the Company, other than derivative suits) shall, from time to time, be advanced by the Company as incurred in connection with such claim, demand, action, suit, or proceeding upon receipt by the Company of a Written undertaking reasonably acceptable to the Company made by or on behalf of such Covered Person to repay such amount if it shall be determined that such Covered Person is not entitled to be indemnified as authorized in Section 5.17.3(a) hereof; provided, however, that the Company shall not be required to advance such amounts if the Company reasonably believes that such Covered Person is not entitled to be indemnified under Section 5.17.3(a) hereof.

(c) If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of the Covered Persons as in effect immediately before such transaction, whether such obligations are contained in this Agreement or elsewhere, as the case may be.

5.18 Insurance. The Company may purchase and maintain insurance (including, without limitation, directors’ and officers’ insurance), at its expense, to protect itself and any Covered Person against any expense, liability or loss that may be asserted against such Person(s) and incurred by such Person(s) in any such capacity or arising out of such Person’s or Persons’, as applicable, connection with the Company, regardless of whether the Company would have the power to indemnify such Person(s) against such expense, liability or loss under applicable law. In addition, each Member may purchase and maintain insurance, at its expense, covering losses as are customarily insured against by other persons engaged in the same or similar businesses and similarly situated and located as such Member.

5.19 Compensation; Reimbursement of Expenses. Other than indemnification, advancement of expenses and insurance coverage or the reimbursement of expenses, the Managers, in their capacity as such, shall receive no compensation from the Company. Each Manager shall be reimbursed for ordinary and reasonable expenses actually incurred, if any, in connection with managing the business of the Company, pursuant to the expense reimbursement policies of the Company in existence from time to time.

ARTICLE VI

TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS

6.1 Transfer of Interests. Other than: (a) as may be required under Section 6.2; or (b) any Transfer to a Permitted Transferee, no Member may Transfer all or any portion of his, her or its Interest, or voluntarily withdraw or otherwise resign or retire as a Member of the Company, without the prior Written consent of the other Member, determined in such Member’s sole discretion.

6.2 Call and Put Rights.

6.2.1 Call Right upon a Triggering Event. Upon the occurrence of a Triggering Event applicable to a Member (including a Permitted Transferee thereof, if applicable, a “Triggering Member”), the Company shall have the right (but not the obligation), exercisable upon delivery of Notification to the Triggering Member at any time within sixty (60) days following the non-Triggering Member’s actual knowledge of the Triggering Event, to purchase from the Triggering Member, and in the event of such election to purchase the Triggering Member shall have the corresponding obligation to sell to the Company, all, but not less than all, of the Interest then owned by the Triggering Member, at the Book Value of the Interest as of the last day of the calendar month immediately preceding the month in which the Notification was delivered to the Triggering Member (assuming depreciation of the Company’s equipment on a straight line basis over four (4) years). The Company may assign its purchase rights under this Section 6.2.1 to the other Member. All actions by the Board on behalf of the Company in connection with the exercise of any purchase rights set forth in this section (or the assignment of such rights to the other Member), including any actions relating to the closing of the applicable purchase, shall be determined solely by the Manager(s) who is/are neither: (i) the Triggering Member; nor (ii) appointed by the Triggering Member.

6.2.2 VW Member Put Right upon a VW Member Put Right Trigger. Upon the occurrence of a VW Member Put Right Trigger, VW Member shall have the right (but not the obligation), exercisable upon delivery of Notification, at the free election of VW Member, to the Company or to QS Member, each at any time within the applicable deadline as set forth in the definition of VW Member Put Right Trigger, to require the Company or QS Member to purchase from VW Member, and in the event of such election, the Company or QS Member, as applicable, shall have the corresponding obligation to purchase from VW Member, all, but not less than all, of VW Member’s Interest at: [***]. All actions by the Board on behalf of the Company in connection with VW Member’s exercise of any purchase rights set forth in this Section 6.2.2, including any actions relating to the closing of the applicable purchase, shall be determined solely by the QS Managers.

6.2.3 QS Call Right upon a QS Member Call Right Trigger. Upon the occurrence of a QS Member Call Right Trigger, QS Member shall have the right (but not the obligation), exercisable upon delivery of Notification to VW Member at any time within sixty (60) days following the occurrence of the QS Member Call Right Trigger, to purchase from VW Member, and in the event of such election VW Member shall have the corresponding obligation to sell to QS Member, all, but not less than all, of VW Member’s Interest, at [***].

6.2.4 Call or Put Right upon a Non-Contributing Member’s Failure to Repay a Shortfall Loan.

(a) If any Shortfall Loan is not repaid by QS Member (i.e. QS Member is the Non-Contributing Member) in full within ninety (90) days (the “Shortfall Loan 90 Days Repayment Date”), VW Member shall have the right (but not the obligation), exercisable upon delivery of Notification, at the free election of VW Member, to QS Member, at any time within sixty (60) days following the Shortfall Loan 90 Days Repayment Date, to require QS Member to purchase from VW Member, and in the event of such election, QS Member shall have the corresponding obligation to purchase from VW Member, all, but not less than all, of VW Member’s Interest for [***].

(b) If any Shortfall Loan is not repaid by QS Member (i.e. QS Member is the Non-Contributing Member) in full within one hundred eighty (180) days (the “Shortfall Loan 180 Days Repayment Date”), VW Member shall have the right (but not the obligation), exercisable upon delivery of Notification, at the free election of VW Member, to QS Member, at any time within sixty (60) days following the Shortfall Loan 180 Days Repayment Date (the “Call Right Exercise Deadline”), to: [***].

(c) If VW Member has exercised a put right pursuant to Section 6.2.4(a) or 6.2.4(b), it shall have the right (but not the obligation) to, within the Call Right Exercise Deadline, reverse the exercise of such put right by exercising its call right pursuant to Section 6.2.4(b).

(d) If any Shortfall Loan is not repaid by VW Member (i.e. VW Member is the Non-Contributing Member) in full by the Shortfall Loan 180 Days Repayment Date, QS Member shall have the right (but not the obligation), exercisable upon delivery of Notification, at the free election of QS Member, to VW Member, at any time within the Call Right Exercise Deadline, to [***].

For the avoidance of doubt, if VW Member exercises its call right pursuant to Section 6.2.4(b) or QS Member exercises its call right pursuant to Section 6.2.4(d), as the case may be, such Member may set-off from the purchase price to be paid to the respective other Member its claim(s) for repayment of all Shortfall Loans, including all interest accrued thereon.

6.2.5 Purchase Price.

(a) The “Fair Market Value” of the Interest purchased pursuant to VW Member’s exercise of its put right in accordance with paragraph (vi) of the definition of VW Member Put Right Trigger shall be [***].

(b) If the selling party disagrees with the purchasing party’s proposed Fair Market Value of the purchased Interest, the [***]. In such case, within sixty (60) calendar days following the purchasing party’s receipt of the Notification of dispute, the parties shall [***].

(c) The Appraiser or Appraisers, as applicable, shall be instructed to determine the Fair Market Value based on the following assumptions: [***].

6.2.6 Closing; Payment Terms.

(a) The closing of any acquisition of a purchased Interest pursuant to Section 6.2.1 through 6.2.4 shall take place on the later of: (i) 30th calendar day after the final determination of the purchase price for the purchased Interest and (ii) 30th calendar day after receipt of any relevant regulatory approvals, and, in either case, if such day is not a Business Day, on the immediately following Business Day (the “Closing Date”). On the Closing Date, the selling party shall deliver to the purchasing party the purchased Interest, with the title to such purchased Interest to transfer to the purchasing party subject only to the condition precedent of full payment of the purchase price, and the purchasing party and the selling party shall enter into a membership interest purchase agreement on terms and conditions which are consistent with the provisions hereof and on other terms and conditions which are customary for transactions of a similar type.

(b) The entire purchase price for an Interest purchased pursuant to Sections 6.2.1 through 6.2.4 shall be paid in full on the Closing Date.

6.2.7 No Waiver of Future Call/Put Rights. A Member’s failure to timely exercise an applicable call or put right referenced in this Section 6.2 with respect to an event which gives rise to such call or put right shall not waive such Member’s right to exercise a call or put right upon a subsequent event which gives rise to a separate call or put right under this Section 6.2.

6.3 Void Transfers. Any Transfer by any direct or indirect beneficial owner of any Interest in contravention of this Agreement, or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes, shall be void ab initio and ineffectual and shall not bind or be recognized by the Company or any other party.In the event that either VW Member or QS Member exercises any of its respective put or call rights referenced in Section 6.2, neither VW Member nor any of its Affiliates shall thereafter be required to purchase any Battery Cells from the Phase 1 Pilot Line (as defined in the JVA).

6.5 Additional Restrictions on Transfer.

6.5.1 Each transferee of an Interest shall, as a condition prior to such Transfer, execute and deliver to the Company a counterpart to this Agreement pursuant to which such transferee shall agree to be bound by the provisions of this Agreement and all other agreements reasonably required at such time by the Board, and the transferring Member shall have submitted copies of all pertinent documentation to the Company at least five (5) Business Days prior to completion of the transaction to demonstrate to the Company’s satisfaction that the Transfer is permitted under this Agreement.

6.5.2 Notwithstanding any other provisions of this ARTICLE VI, no Transfer of an Interest in the Company may be made unless in the opinion of counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Board and counsel for the Company (which opinion may be waived, in whole or in part, at the discretion of the Board upon the advice of counsel for the Company), such Transfer would not violate any federal securities laws or any state or provincial securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the Interest to be Transferred, or cause the Company to be required to register as an “Investment Company” under the U.S. Investment Company Act of 1940, as amended. Such opinion of counsel (if any) shall be delivered in Writing to the Company prior to the date of the Transfer.

6.5.3 In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Interest or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Regulations Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Regulations Section 1.7704-1(h), including the look-through rule in Regulations Section 1.7704-1(h)(3)).

6.6 Unauthorized Transfers. Any purported Transfer by a Member of any Interest or part thereof that does not comply with this ARTICLE VI will be null and void, and the transferee under such purported Transfer will acquire no title or ownership thereby.

6.7 Partition. No Member shall have the right to partition any assets of the Company or any interest therein, nor shall a Member make application action or proceeding for a partition thereto and, upon any breach of the provisions of this Section 6.7 by a Member, the other Members (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding.

ARTICLE VII

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

7.1 Events of Dissolution. The Company shall be dissolved upon the earlier of:

(a) [***];

(b) [***];

(c) [***].

7.2 Procedure for Winding Up and Dissolution. Upon the occurrence of any event specified in Section 7.1, the Company will continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Board or one or more Persons designated thereby will be responsible for overseeing the winding up and liquidation of the Company, will take full account of the liabilities of the Company and its assets, will either cause its assets to be sold or distributed and if sold as promptly as is consistent with obtaining the fair market value thereof, will cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 7.3. The Person(s) winding up the affairs of the Company will give Notification of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Person(s) winding up the affairs of the Company will be entitled to reasonable compensation for such services.

7.3 Payment of Liabilities and Liquidating Distributions Upon Dissolution. After determining that all known debts and liabilities of the Company in the process of winding up, including debts and liabilities to Members who are creditors of the Company and expenses of liquidation, have been paid or adequately provided for, the remaining assets will be distributed to the Members in accordance with Section 4.2, taking into account the provisions of Section 4.4 above.

7.4 Filing of Certificate of Cancellation. Following the completion of the dissolution and winding up of the affairs of the Company in accordance with this ARTICLE VII and applicable law, the Person(s) winding up the affairs of the Company shall promptly file a certificate of cancellation with the Secretary of State of the State of Delaware.

ARTICLE VIII

COMPANY EXPENSES, BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

8.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations shall be recorded, in accordance with IFRS and in accordance with the Volkswagen Group accounting standards, as amended from time to time; provided, however, to the extent appropriate under applicable tax and accounting principles, separate and corresponding records for book and tax purposes may be maintained. The Company also shall produce annual financial positions and reports of operations to be recorded in accordance with GAAP. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business.

8.2 Delivery to Members and Inspection. Subject to such reasonable standards as may be established by the Board in accordance with Section 18-305 of the Act and without prejudice to the following sentence, upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Company shall make available to the requesting Member information required to be maintained under Section 8.1. Each Member shall be allowed access to the premises of the Company at all reasonable times, to examine the books and records of the Company, provided that such access is coordinated with the Board in advance. Any Member’s inspection of the Company’s books and records may be made by any Representative of the Member making such request and/or any advisor to such Member.

8.3 Financial Statements. The Company’s fiscal year (“Fiscal Year”) shall be based on the calendar year. Until the Company becomes a reporting company under the Securities Exchange Act of 1934, as amended, the Board shall cause to be provided to each Member:

8.3.1 annual audited financial statements for the Fiscal Year just ended, as soon as practicable after the end of the respective Fiscal Year and in any event within three (3) months thereafter;

8.3.2 unaudited financial statements for the calendar quarter then ended and a budget reconciliation, as soon as practicable after the end of the respective quarter and in any event within one (1) month thereafter; and

8.3.3 monthly variance reports reflecting comparisons of the Company’s actual and current operations against the then-current Business Plan, as soon as practicable after the end of the respective month and in any event within five (5) Business Days after the end of the respective month by 6 pm CET.

The financial statements provided to Members pursuant to this Section 8.3 shall be prepared in accordance with IFRS and Volkswagen Group accounting standards, as amended from time to time, consistently applied and, if required to be audited, shall be accompanied by the report thereon of the independent accountants engaged by the Company. Each Member agrees to keep all such information confidential in accordance with Section 9.7, to use it only in connection with monitoring and evaluating its investment in the Company (other than as set forth in Section 9.7), and not to use it for any other reason (other than as set forth in Section 9.7), and if the Board determines in good faith that such Member has not honored or cannot honor such confidentiality obligations, the Board shall not be obligated to provide such information to such Member.

8.4 Tax Returns. The Board shall cause to be prepared, at least annually, the information necessary for the preparation of the Members’ federal, state and local income tax and information returns. The Board shall send or cause to be sent to each Member within six (6) months after the end of each taxable year, or as soon as practicable thereafter, such information as is necessary to complete such Member’s federal and state income tax or information returns, and a copy of the Company’s federal, state and local income tax or information returns for that year; provided, however, that, prior to the filing of the Company’s federal, state and local income tax returns for any such year, the Board shall provide upon request a draft of each such return (including Schedules K-1 and corresponding schedules used for state and local purposes) to the Members for review; provided, further, that in the event such draft returns are not delivered to the

Members requesting them within four (4) months after the end of each taxable year, the Board shall use good faith efforts to provide to the requesting Members as soon as reasonably practicable and no later than five (5) months after the end of each taxable year (or taxable period if less than a year) estimates of income, gain, loss and deduction anticipated to be reported on the federal, state and local Schedules K-1 to the Members for such taxable year. The Members shall have thirty (30) calendar days from receipt of such draft returns to review each such return and to provide comments, if any, to each such return to the Board. The Board shall reasonably consult with the Company’s accountants and the Members (to the extent requested by the Members) to resolve any disagreements regarding such returns within thirty (30) calendar days after receipt of such comments and, thereafter, the Board shall cause all income tax and information returns for the Company to be timely filed with the appropriate authorities.

8.5 Other Filings. The Board shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate effected in accordance with this Agreement and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

8.6 Bank Accounts. Funds of the Company shall be maintained in one or more separate bank accounts in the name of the Company and shall not be permitted to be commingled in any fashion with the funds of any other Person.

8.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise expressly provided herein, shall be made by the Board. The Board may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes or financial accounting purposes (as applicable).

8.8 Tax Matters.

8.8.1 Taxation as Partnership. The Company shall be treated as a partnership for Federal and state income tax purposes. Neither the Company nor any Member will act or take any position inconsistent therewith. The Company shall avail itself of any election or procedure under the Code or the Regulations and under state and local tax law, including any “check-the-box” election (if required), for purposes of having itself classified as a partnership for tax purposes, and the Members shall cooperate with the Company in connection therewith and hereby authorize the Board to take whatever actions and execute whatever documents are necessary or appropriate to effectuate the foregoing.

8.8.2 Tax Matters Member. Unless and until the Board otherwise agrees, VWGoA will serve as Tax Matters Member for as long as it qualifies as “tax matters partner” or, when applicable, “partnership representative” under the Code or until it resigns. If there is no Tax Matters Member, the Board will designate a Tax Matters Member who will act as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code or, when applicable, the “partnership representative” of the Company pursuant to Section 6223(a) of the Code as amended by the Bipartisan Budget Act of 2015 (such act, the “BBA” and, such Member, the “Tax Matters Member”), and will act in any similar capacity under applicable state, local or foreign law. The

Tax Matters Member will be authorized and required to represent the Company (in consultation with the Board) in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings (“Tax Proceedings”) and will take such actions as are permissible to make each Member a “notice partner” for purposes of Section 6233 of the Code (or successor provision thereof) to the extent allowable thereunder. All reasonable out-of-pocket expenses, including reasonable legal and accounting fees, incurred by the Tax Matters Member in its capacity as the Tax Matters Member shall be borne by the Company. For any Taxable Period in which the Company is eligible to make the election in Section 6221(b) of the Code, as amended by the BBA, to have Subchapter C of Chapter 63 of the Code not apply to the Company, the Tax Matters Member shall cause the Company to timely make such election; provided, however, if the Company is not eligible to make such election for such Taxable Period, then if the Company receives a notice of final partnership adjustment from a tax authority, then no later than sixty (60) calendar days after the receipt of such notice, the Tax Matters Member shall: (i) elect the application of Code Section 6226, as amended by the BBA, to such adjustment; and (ii) furnish each Member or former Member, as applicable, with the statement required by Code Section 6226(a), as amended by the BBA.

8.8.3 Cooperation. Each Member agrees to cooperate with the Board and the Tax Matters Member in connection with the taxation matters of the Company and to do or refrain from doing any or all things reasonably requested by the Board and the Tax Matters Member with respect to the conduct of any Tax Proceedings.

ARTICLE IX

GENERAL PROVISIONS

9.1 Title to Company Property. Except as provided in the next sentence of this Section 9.1, all real and personal property acquired by the Company shall be acquired and held by the Company in its name. The Board may direct that legal title to all or any portion of the Company’s property be acquired or held in a name other than the Company’s name. Without limiting the foregoing, the Board may cause title to be acquired and held in its name or in the names of trustees, nominees, or straw parties for the Company. It is expressly understood and agreed that the manner of holding title to the Company’s property (or any part thereof) is solely for the convenience of the Company, and all of that property shall be treated as Company property.

9.2 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication required or permitted under this Agreement must be in writing and shall be deemed duly given or made: (i) when personally delivered to the intended recipient (or an officer of the intended recipient); (ii) on the business day after the date sent when sent by nationally recognized overnight courier service (but only if sent for “next day” delivery); or (iii) five (5) days after it is sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) when sent by email, such notice shall be deemed to have been received: (A) on the Business Day so sent, if so sent prior to 4:00 p.m. (based upon the recipient’s time) of the Business Day so sent; and (B) on the Business Day following the day so sent, if so sent on a non-Business Day or on or after 4:00 p.m. (based upon the recipient’s time) of the Business Day so sent (unless actually received by the addressee on the day so sent). Any Notification to be given hereunder by the Company shall be given by any Manager or Officer. A Notification must be addressed to a Member at the Member’s address set forth on Exhibit A to this Agreement.

A Notification to the Company must be addressed to the Board of the Company at its then principal place of business. A Notification to any Manager must be addressed to such Manager at such Manager’s address set forth on Exhibit E to this Agreement.

Any party may designate, by Notification to all of the others, substitute addresses or addressees for Notifications; and, thereafter, Notifications are to be directed to those substitute addresses or addressees.

9.3 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy such injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured shall be entitled to seek (in addition to any other remedies which may be available to that party) one or more preliminary or permanent orders: (i) restraining and enjoining any act which would constitute a breach; or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach without the necessity of posting a bond.

9.4 Entire Agreement; Amendment; Waiver. This Agreement, together with the other Transaction Agreements, constitutes the entire agreement between the parties pertaining to their ownership of Interests in the Company and supersedes any and all prior agreements, understandings, negotiations, and discussions of the parties, whether oral or written. No amendment or modification of this Agreement shall be binding unless approved in Writing by the Board. No waiver of any provision of this Agreement shall be binding unless it is approved in Writing by all parties for whose benefit such provision was intended. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided in Writing.

9.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of laws, rules or principles and the rights, duties, and obligations of the Members shall be as stated in the Act except as provided herein.

9.6 Dispute Resolution. Subject to Section 9.3, any dispute, claim or controversy arising out of or relating to this Agreement shall be resolved in accordance with Section 9.10 of the JVA.

9.7 Confidentiality.

9.7.1 Duty to Hold in Confidence. Each Member will, and will cause the Company to (such Member or the Company, as applicable, the “Recipient”), preserve in strict confidence any confidential information, including trade secrets, disclosed to it by the other Member or the Company (“Disclosing Party”) under or in connection with this Agreement (“Confidential Information”). In preserving the Disclosing Party’s Confidential Information, Recipient will use the same standard of care it would use to secure and safeguard its own confidential information, including trade secrets, of similar importance and will comply with all applicable laws, codes of conduct and other similar requirements and standards relating to privacy, security, and data protection (excluding, however, TISAX compliance with which shall be governed by a separate agreement between the Members and/or certain affiliates of the Members). Any permitted reproduction of Disclosing Party’s Confidential Information shall contain all confidential or proprietary legends which appear on the original. Recipient shall immediately notify Disclosing Party in writing in the event it becomes aware of any loss or unauthorized disclosure or use of Confidential Information. The duty to hold Confidential Information shall expire five (5) years after disclosure to the Recipient, except that the duty to hold Confidential Information specifically designated as a trade secret by the Disclosing Party and made known to the Recipient as a trade secret by the Disclosing Party shall survive for as long as such Confidential Information qualifies as a trade secret under applicable federal, state and/or local law.

9.7.2 Marking of Know-How and Confidential Information. Each Disclosing Party shall make its reasonable best efforts to mark any Confidential Information disclosed to Recipient conspicuously with the label “Confidential Information” along with the Disclosing party’s name. The label shall be placed clearly on each page of each document, information or material which the Disclosing Party claims contains Confidential Information. Where electronic files and documents are disclosed in native electronic format, the file names shall include the term “Confidential Information.” For tangible things or media, the Disclosing Party shall affix the label “Confidential Information” on the exterior of any case or container in which the information or item is stored. In the case of oral or visual disclosures, the Disclosing Party shall indicate prior to disclosure whether they contain Confidential Information and shall confirm such indication in writing within thirty (30) days after disclosure.

9.7.3 Permitted Disclosures. Recipient shall permit access to Disclosing Party’s Confidential Information solely to its: (a) directors, officers, managers, employees, agents, representatives, advisors and/or contractors (each of the aforementioned a “Representative”); (b) Affiliates; and/or (c) Affiliates’ Representatives, who: (i) have a need to know such information; and (ii) are subject to confidentiality obligations at least as restrictive as those contained herein. Except as permitted in the exercise of the licenses and rights granted under this Agreement, Recipient shall not disclose or transfer any Confidential Information to any third party, without the specific prior written approval of Disclosing Party, except to the extent required by law or governmental or court order or stock exchange rule to be disclosed by Recipient; provided that Recipient, to the extent legally and practically feasible, gives Disclosing Party prompt written notice of such requirement prior to such disclosure and cooperates with Disclosing Party in the latter’s attempt, if any, to prevent such disclosure or in obtaining a protective or similar order with respect to the Confidential Information to be disclosed. Recipient shall use Disclosing Party’s Confidential Information disclosed hereunder solely for the purpose of fulfilling Recipient’s obligations and exercising Recipient’s rights under this Agreement.

9.7.4 Obligation to Return Confidential Information. Recipient acknowledges that Disclosing Party retains any ownership rights in all Confidential Information disclosed or made available to Recipient. Accordingly, upon any termination, cancellation or expiration of this Agreement, or upon Disclosing Party’s request for any reason (other than in violation of this Agreement), Recipient shall, within thirty (30) days, return to Disclosing Party the originals and all copies (without retention of any copy) of any written documents, tools, materials or other tangible items containing or embodying Confidential Information; provided, however, that Recipient shall be entitled to retain such originals and copies of Confidential Information of

Disclosing Party as Recipient shall reasonably conclude are necessary to Recipient’s use and exploitation, as permitted by this Agreement, of any rights or licenses retained by Recipient following such termination, cancellation, expiration or request. Nothing in this Agreement shall require the return, destruction or erasure of any Confidential Information to the extent that such Confidential Information is: (i) required by law or governmental or court order or stock exchange or internal compliance requirements to be kept by the Recipient; and/or (ii) stored in any permanent automatic electronic archiving or backup system where it is not reasonably practicable to delete the Confidential Information. For the avoidance of doubt, any Confidential Information not returned, destroyed or erased in accordance with this Section 9.7.4 shall be continued to be treated as confidential in accordance with this Agreement.

9.7.5 No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT THE DISCLOSING PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE SUFFICIENCY OR ACCURACY OF THE CONFIDENTIAL INFORMATION DISCLOSED FOR ANY PURPOSE, NOR REGARDING INFRINGEMENT OF OTHERS’ INTELLECTUAL PROPERTY RIGHTS WHICH MAY ARISE FROM THE USE OF SUCH CONFIDENTIAL INFORMATION.

9.7.6 No Grant of Property Rights. Recipient recognizes and agrees that, except as expressly set forth in this Agreement, nothing in this Section 9.7 shall be construed as granting any property rights, by license or otherwise, to any of Disclosing Party’s Confidential Information, or to any invention or any patent right that has issued or that may issue on such Confidential Information or to decompile or reverse engineer any of the Disclosing Party’s Confidential Information.

9.7.7 Confidentiality of Agreement. Each Member agrees that the terms and conditions of this Agreement and the Transaction Agreements shall be treated as Confidential Information and that no reference to the terms and conditions of this Agreement, or any of the Transaction Agreements, can be made by VW Member or QS Member without the prior written consent of the other Member (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that each Member may disclose the mere existence of this Agreement without restriction and may disclose the terms and conditions of this Agreement: (i) as required by any court, administrative agency or other governmental body, including without limitation any filing or public disclosure that may be required under any federal or state securities law or regulation; (ii) as otherwise required by law or governmental or court order or stock exchange; (iii) in confidence, to legal counsel of the Members and other professional advisors; (iv) in confidence, to accountants, banks, potential investors, financing sources, insurances and their respective advisors who would not reasonably be deemed to be potential customers or competitors of either VWGoA or QS; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vi) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

9.8 Word Meanings; Headings. In this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa unless the context otherwise requires. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.9 Binding Effect; Inconsistencies with the JVA. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Inconsistencies between the terms and conditions of this Agreement and the JVA shall be resolved in accordance with the terms and conditions of this Agreement.

9.10 Successors; No Third-Party Rights. This Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, no rights or obligations of a Member will be assignable and any purported assignments not so permitted will be void ab initio. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assign pursuant to this Section 9.10.

9.11 Interpretation. No provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

9.12 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement will not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof will be declared invalid or unenforceable, the remaining provisions will remain in full force and effect and will be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

9.13 Counterparts. This Agreement may be executed in Writing in two or more counterparts, each of which shall be binding as of the date first written above, and each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

9.14 Counsel. Each party hereto represents and agrees with each other that such party has been represented by or has had the opportunity to be represented by independent counsel of such party’s own choosing, and that such party has had the full right and opportunity to consult with such party’s respective attorney(s), that to the extent, if any, that such party desired, such party availed itself of this right and opportunity, that such party or such party’s authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that such party or such party’s authorized officer (as the case may be) is competent to execute this Agreement free from coercion, duress or undue influence.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement as of the date set forth below.

QUANTUMSCAPE CORPORATION

By:	/s/ Jagdeep Singh
Name: Jagdeep Singh
Title: Chief Executive Officer

[Signature page to Limited Liability Company Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement as of the date set forth below.

VOLKSWAGEN GROUP OF AMERICA INVESTMENTS, LLC

By:	/s/ Kevin Duke
Name: Kevin Duke
Title: VP & Secretary

[Signature page to Limited Liability Company Agreement]

EXHIBIT A

Initial Capital Contributions and Percentage Interests

Member Name	Mailing Address	Initial Capital Contribution	Common Units	Percentage Interest
Volkswagen Group of America Investments, LLC	2200 Ferdinand Porsche Drive, Herndon, VA 20171	$1,685,000	5,000,000	50%
QuantumScape Corporation	1730 Technology Drive San Jose, CA 95110	$1,685,000	5,000,000	50%

TOTAL:		$3,370,000	10,000,000	100%

EXHIBIT B

Use of Initial Capital Contributions

See attached

EXHIBIT C

Current Business Plan

See attached

EXHIBIT D

Certificate of Formation

See attached

EXHIBIT E

Manager Addresses

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